Exhibit 99.1

                     Southwest Water Acquires Texas Utility

     LOS ANGELES--(BUSINESS WIRE)--Aug. 24, 2006--Southwest Water Company (NASDAQ:SWWC) today announced the acquisition of a water utility in Austin, Texas. The utility serves approximately 400 residents on the south side of Austin.
     "Our Services Group continues to open doors for us to acquire water and wastewater utilities," said Mark A. Swatek, chief executive officer and chairman. "We have been operating this water system for more than 10 years, which put us in an excellent position to acquire this utility. Having firsthand experience with this operation took a good deal of uncertainty out of the transaction because we know the system and its constituencies.
     "Texas, especially the greater Austin area, is a growing market for Southwest," continued Swatek. "This acquisition expands our presence and complements several other systems we own and operate in the region."
     Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.


     CONTACT: Southwest Water Company
              DeLise Keim, (213) 929-1846
              www.swwc.com
                or
              PondelWilkinson Inc.
              Robert Jaffe, (310) 279-5969
              www.pondel.com